Exhibit 5-B


              [LETTERHEAD OF RYAN, RUSSELL, OGDEN & SELTZER LLP]

                                                February 4, 1999



Metropolitan Edison Company
2800 Pottsville Pike
Reading, Pennsylvania  19605

      Re:   Registration Statement on Form S-3
            (Nos. 333-62967, 333-62967-01 and 333-62967-02)
            -----------------------------------------------

Ladies and Gentlemen:

      Metropolitan Edison Company (the "Company"), Met-Ed Capital II, L.P. ("Met-Ed Capital II") and Met-Ed Capital Trust ("Met-Ed Trust") have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), a Registration Statement on Form S-3 dated September 4, 1998, and Amendment No. 1 thereto, dated today's date (as so amended, the "Registration Statement"), of which this opinion is to be a part. The Registration Statement relates to the proposed issuance and sale, in one or more series, by (i) the Company of up to $250,000,000 aggregate principal amount of its Senior Notes (the "Senior Notes") under the Senior Note Indenture (as defined in the Registration Statement), which Senior Notes will be secured by the Company's Senior Note Mortgage Bonds (as defined in the Registration Statement) until the Release Date (as defined in the Registration Statement),
(ii) Met-Ed Trust of up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of trust securities (the "Trust Securities"), representing cumulative preferred limited partner interests of Met-Ed Capital II (the "Preferred Securities") and (iii) the Company of up to $130,000,000 of its subordinated debentures (the "Subordinated Debentures") and the Guarantee (as defined below). Met-Ed Trust will apply the proceeds from the sale of the Trust Securities to purchase the Preferred Securities. Met-Ed Capital II will, in turn, lend the proceeds from the sale of its Preferred Securities, plus the capital contribution made by Met-Ed Preferred Capital II, Inc., a Delaware special purpose corporation and the sole general partner of Met-Ed Capital II, to the Company, which loan will be evidenced by the Subordinated Debentures of the Company. The Company will guarantee (the "Guarantee") the payment by Met-Ed Capital II of distributions on the Preferred Securities and of amounts due upon liquidation of Met-Ed Capital II or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Trust Securities are to be issued by Met-Ed Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), the Preferred Securities are to be issued by Met-Ed Capital II pursuant to an Amended and Restated Limited Partnership Agreement and one or more Actions thereunder (collectively, the "Limited Partnership Agreement") and the Subordinated Debentures are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Debenture Indenture").

      We have been Pennsylvania counsel to the Company for many years. In such capacity, we are familiar with the affairs of the Company and Met-Ed Capital II and the transactions that are the subject matter of the Registration Statement. We have examined such records of the Company and Met-Ed Capital II and such other instruments, documents, certificates and agreements, including the forms of Trust Agreement, Limited Partnership Agreement, Senior Note Indenture and Debenture Indenture, and made such further investigation as we have deemed necessary as a basis for this opinion.

      The opinions expressed below are based on the following assumptions:

            (a) The proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

            (b) Prior to issuance of any series of the Senior Notes or the Senior Note Mortgage Bonds, all necessary corporate action required on the part of the Company shall have been duly taken and all necessary documents relating thereto shall have been executed and delivered;

            (c) Prior to  issuance  of any series of the Trust  Securities,  the
Preferred Securities, the Guarantee or the Subordinated Debentures, all necessary corporate, partnership and trust action required on the part of the Company, Met-Ed Preferred Capital II, Inc., Met-Ed Capital II and Met-Ed Trust shall have been duly taken and all necessary documents relating thereto, including, without limitation, the Trust Agreement, the Limited Partnership
Agreement, the Guarantee and the Debenture Indenture, shall have been executed and delivered;

            (d) The Commission shall have issued an order declaring effective


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                  (i)   the Registration Statement under the 1933 Act; and

                  (ii) the Company's related Application, as amended and as may be further amended, on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act");

            (e) The issuance and sale of the Trust Securities, the Preferred Securities and Subordinated Debentures do not violate Section 12(f) of the 1935 Act or Rule 70 thereunder; and

            (f) The Debenture Indenture, the Senior Note Indenture and the Trust Agreement will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

      Based on the foregoing, insofar as the laws of the Commonwealth of Pennsylvania are concerned, we are of the opinion that:

                  (1) when properly executed, authenticated,  delivered and paid for as provided in the Senior Note Indenture, the Senior Notes will be legally issued and binding obligations of the Company subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles; and

                  (2) when properly executed, authenticated,  delivered and paid for as provided in the Debenture Indenture, the Subordinated Debentures will be legally issued and binding obligations of the Company and, when properly executed and delivered by the Company, the Guarantee will be legally issued and a binding obligation of the Company subject, in each case, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles.




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      We consent to the filing of this opinion as an Exhibit to the Registration
Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement. In addition, we consent to the reliance by Berlack, Israels & Liberman LLP upon this opinion.

                        Very truly yours,



                        RYAN, RUSSELL, OGDEN & SELZER LLP





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